UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 18, 2012
Date of report (Date of earliest event reported)
Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

World Headquarters 1 Elmcroft Road Stamford, Connecticut 06926-0700
(Address of principal executive offices)
(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
ITEM 7.01. Regulation FD Disclosure.
On May 18, 2012, Pitney Bowes Inc. (the “Company”) called for redemption all of its outstanding 4.625% Notes due 2012 (the “Notes”), which were issued pursuant to an Indenture dated as of February 15, 2002, as supplemented and amended from time to time (the “Indenture”), among the Company, as issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee.
The Notes will be redeemed on June 30, 2012 (the “Redemption Date”) at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes or (2) as determined by the quotation agent for the Notes, the sum of the present values of the remaining scheduled payments of principal and interest on Notes, not including any portion of these payments of interest accrued as of June 30, 2012, discounted to June 30, 2012 on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate, which is the semi-annual equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the comparable treasury price, plus 15 basis points, as further described in the Notes.
Holders of the Notes also will receive accrued and unpaid interest on the Notes up to, but not including, the Redemption Date.
A notice of redemption is to be delivered by U.S. Bank National Association, successor to SunTrust Bank, as trustee, to all registered holders of the Notes.
Copies of the Notes and the notice of redemption may be obtained by contacting the Company’s investor relations department at (203) 351-6349.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2012	Pitney Bowes Inc. /s/ Michael Monahan Michael Monahan Executive Vice President and Chief Financial Officer